RATIO OF EARNINGS TO FIXED CHARGES                                                                                 EXHIBIT 12
( in thousands )                                                                                         Three months ended
                                                                                                                March 31,
                                                                                                        1996             1995

EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                                                           $   36,369       $   42,634
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                                                                2,230            4,293

Earnings as defined                                                                                 $   38,599       $   46,927

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                                                               $    1,413       $    3,353
Interest capitalized                                                                                       183               33
Portion of rental expense representative
     of the interest factor                                                                                817              940
Preferred stock dividends of majority-owned
     subsidiary companies                                                                                   20               20

Fixed charges as defined                                                                            $    2,433       $    4,346

RATIO OF EARNINGS TO FIXED CHARGES                                                                       15.86            10.80
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